Exhibit 4.3

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 14, 2015, by and among Kraton Polymers LLC, a Delaware limited liability company (the “Company”), Kraton Polymers Capital Corporation, a Delaware Corporation (the “Co-Issuer,” and together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of February 11, 2011, as amended and supplemented by the First Supplemental Indenture, dated as of March 20, 2012 (together, the “Indenture”), providing for the issuance of 6.75% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of December 1, 2015 (the “Statement”), with an accompanying Letter of Transmittal and Consent (“Letter of Transmittal and Consent”), to the Holders of the Notes in connection with the solicitation of such Holders’ consent to certain proposed amendments to the Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture; and

WHEREAS, pursuant to the Statement, the Holders of at least a majority in aggregate principal amount of the Notes outstanding as of the date hereof (excluding, for this purpose, any Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor) have consented to the amendments effected by this Second Supplemental Indenture in accordance with the provisions of the Indenture, evidence of such consents has been provided by the Issuer to the Trustee, and all other conditions precedent, if any, provided for in the Indenture relating to the execution of this Second Supplemental Indenture have been complied with as of the date hereof.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 1.02. DEFINITION. When used herein, “Trigger Event” shall mean the occurrence of each of the following events: (1) the Early Settlement Date (as such term is defined in the Statement), or if there is no Early Settlement Date, the Final Settlement Date (as such term is defined in the Statement), and (2) the Company’s payment to holders of Notes the Consent Fee (as such term is defined in the Statement) payable as of such Early Settlement Date for Notes tendered on or before the Consent Payment Deadline (as such term is defined in the Statement), or if there is no Early Settlement Date, the Final Settlement Date, pursuant to the terms and conditions of the Statement and the Letter of Transmittal and Consent.

ARTICLE II

AMENDMENTS TO THE INDENTURE

SECTION 2.01. CONSENT AND AMENDMENT. Effective upon the Trigger Event, and without any further action by any party hereto, the Indenture is hereby amended as follows:

(a) The text of Sections 3.09, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 5.01, 6.01(c), 6.01(d), 6.01(e), 6.01(f) and 6.01(g) shall each be deleted in its entirety and replaced with “[RESERVED].”

(b) All defined terms in Sections 1.01 and 1.02 that appear only in the text of the Indenture that has been deleted pursuant to subsection (a) above shall be eliminated from Sections 1.01 and 1.02. In addition, any and all references in the Indenture to the deleted text referred to in this Section 2.01 will also be deleted in their entirety.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. EXECUTION AS SUPPLEMENTAL INDENTURE. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Second Supplemental Indenture forms a part thereof.

SECTION 3.02. RATIFICATION AND INCORPORATION OF INDENTURE. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 3.03. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.04. SEPARABILITY. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

SECTION 3.05. COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.06. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.07. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and Guarantors and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

KRATON POLYMERS LLC
KRATON POLYMERS CAPITAL CORPORATION
ELASTOMERS HOLDINGS LLC
KRATON POLYMERS U.S. LLC
KRATON PERFORMANCE POLYMERS INC.

By:	/s/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Executive Vice President & Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
Name:	Michael Tu
Title:	Assistant Vice President

[Signature Page to Second Supplemental Indenture]